Exhibit 99.1

FB Bancorp, Inc.

Announces Fourth Quarter and the Year 2025

Financial Results

New Orleans, Louisiana, February 18, 2026 / FB Bancorp, Inc. (NASDAQ: “FBLA”) (the “Company”), the holding company for Fidelity Bank (the “Bank”), today announced net income for the year ended December 31, 2025 of $1.3 million, comprised of net income from continuing operations of $3.9 million and a net loss from discontinued operations of $2.7 million. On January 5, 2026, Fidelity Bank announced its execution of a purchase agreement to sell substantially all of the assets and liabilities of the Bank's mortgage banking segment, NOLA Lending Group. The closing date of this transaction is anticipated to be February 28, 2026. This transaction allows the Bank to exit a business segment with a 2025 annual net loss of approximately $2.7 million and reduce total employees by approximately 108 individuals. For the year ended December 31, 2024, the Company had a net loss of $6.2 million, comprised of net income from continuing operations of $1.5 million and a net loss from discontinued operations of $7.7 million. A goodwill impairment of $5.8 million, recognized in December 2024, was a significant reason for the 2024 loss from discontinued operations of $7.7 million. For the three months ended December 31, 2025, the Company had a net loss of $1.4 million, comprised of net income from continuing operations of $528 thousand and a net loss from discontinued operations of $1.9 million. For the same three month period ended December 31, 2024, the Company had a net loss of $5.4 million, comprised of net income from continuing operations of $1.5 million and a net loss from discontinued operations of $6.8 million.

The Company is a Maryland corporation based in New Orleans, Louisiana. The Company’s banking subsidiary, Fidelity Bank, operates 19 banking locations in New Orleans, Hammond, Lafayette, and Baton Rouge, Louisiana. The Company is a Maryland corporation incorporated in February 2024 to become the registered bank holding company for Fidelity Bank upon the Bank’s conversion from the mutual-to-stock form of organization, which occurred on October 22, 2024. The Company sold 19,837,500 shares of common stock, par value $0.01 per share, at a price of $10 per share, for gross proceeds of $198,375,000. Shares of the Company’s common stock began trading on the Nasdaq Global Select Market under the trading symbol “FBLA” on October 23, 2024. Accordingly, the financial and other information prior to October 22, 2024 which is presented herein is Bank-only.

Selected Financial Data

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Performance Ratios:	(Dollars in thousands, except per share data)
Net income from continuing operations (in thousands)	$528	$1,475	$3,945	$1,509
Net loss from discontinued operations (in thousands)	$(1,939)	$(6,836)	$(2,692)	$(7,723)
Net income (loss) (in thousands)	$(1,411)	$(5,361)	$1,253	$(6,214)
Return on average assets from continuing operations (1)	0.04%	0.12%	0.32%	0.13%
Return on average equity from continuing operations(2)	0.16%	0.50%	1.19%	0.79%
Earnings (losses) per share from continuing operations - basic and diluted	$0.03	$0.10	$0.22	$0.42
Net interest margin (3)	4.36%	4.50%	4.57%	4.36%
Non-interest income to average assets from continuing operations	0.08%	0.05%	0.33%	0.40%
Efficiency ratio from continuing operations(4)	92.13%	80.74%	87.47%	92.98%
Average interest-earning assets to average interest-bearing liabilities	149.65%	152.64%	150.60%	132.93%
Capital Ratios:
Total risk-based capital	30.12%	30.33%	30.12%	30.33%
Tier 1 risk-based capital	29.38%	29.60%	29.38%	29.60%
Common equity Tier 1 risk-based capital	29.38%	29.60%	29.38%	29.60%
Tier 1 leverage capital	20.02%	19.55%	20.02%	19.55%
Average equity to average assets	25.98%	23.27%	26.47%	16.22%
Common stock book value per share	$17.38	$16.45	$17.38	$16.45
Common stock book value per share (net of unearned ESOP shares)	$18.91	$17.81	$18.91	$17.81
Asset Quality Ratios:
Allowance for credit losses to total loans (5)	0.85%	0.82%	0.85%	0.82%
Allowance for credit losses to non-performing loans	37.31%	48.07%	37.31%	48.07%
Net charge-offs to average outstanding loans	0.05%	0.04%	0.21%	0.21%
Non-performing loans to total loans	2.26%	1.72%	2.26%	1.72%
Non-performing loans to total assets	1.34%	1.06%	1.34%	1.06%
Total non-performing assets to total assets (6)	1.49%	1.11%	1.49%	1.11%
Other:
Number of offices	19	18	19	18
Number of full-time equivalent employees	323	329	323	329

(1)	Represents net income (loss) from continuing operations divided by average total assets.
(2)	Represents net income (loss) from continuing operations divided by average equity.
(3)	Represents net interest income divided by average interest-earning assets. Includes loans held for sale.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Total loans includes only loans held for investment.
(6)	Non-performing assets includes other real estate owned.

Discontinued Operations

On December 31, 2025, the Bank entered into an agreement to sell substantially all of the assets and liabilities of the Bank's mortgage banking segment, NOLA Lending Group. The decision was based on a number of strategic priorities, including the continued decline in mortgage volume. This sale allows the Bank to exit a business segment that had a net loss of approximately $2.7 million in 2025 and reduce total employees by approximately 108 individuals. The Company's financial statements will reflect discontinued operations for the current period and retrospectively for prior periods under ASC 205-20.

The following is a summary of the assets and liabilities of the discontinued operations of the mortgage banking division at December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
ASSETS	(Dollars in thousands)
Derivative assets	$450	$439
Loans held for sale, at fair value	28,504	26,026
Right-of-use lease assets	—	247
Premises and equipment, net	332	983
Deferred tax assets	25	789
Other assets	569	309

Total assets	$29,880	$28,793

LIABILITIES
Lease Liabilities	$-	$249
Escrows payable	366	385
Other liabilities	1,978	3,672
Accrued compensation, including severance payments	1,199	588
Total liabilities	$3,543	$4,894

The following presents operating results of discontinued operations for the years ended December 31, 2025 and 2024:

	For the years ended December 31,
	2025	2024
Revenue	(Dollars in thousands)
Net interest income	$4,310	$5,012
Gain on sales of mortgage loans	14,755	12,739
Gain on sales of mortgage servicing rights	—	2,584
Other non-interest income	46	35
Total revenue	19,111	20,370

Expenses
Salaries and employee benefits	14,986	17,095
Hedging activity, net	1,147	(7)
Goodwill impairment	—	5,786
Other general and administrative	6,263	5,551
Total non-interest expenses	22,396	28,425

Loss from discontinued operations before income taxes	(3,285)	(8,055)
Income tax benefit from discontinued operations	(593)	(332)

Net loss from discontinued operations	$(2,692)	$(7,723)

Results of Continuing Operations

•
Net income was $3.9 million for the year ended December 31, 2025, as compared to net income of $1.5 million for the year ended December 31, 2024. This was primarily the result of a $6.6 million, or 15.82% increase in net interest income, partially offset by increases in total non-interest expenses of $2.7 million, or 6.40%.

•
Net interest income was $48.0 million for the year ended December 31, 2025, compared to $41.4 million for the year ended December 31, 2024. This represents an increase of $6.6 million, or 15.82%. This increase is primarily the result of a $1.3 million, or 14.22%, increase in interest on investments, a $3.8 million, or 7.88%, increase on interest and fees on loans, and a $5.6 million, or 67.69%, decrease on interest expense on borrowed funds partially offset by an increase of $3.9 million, or 35.25%, from interest expenses on deposits. Net interest margin was 4.57% for the year ended December 31, 2025, compared to 4.36% for the year ended December 31, 2024. More information is available in the average balance sheet and yield tables below.

•
Total non-interest income was $4.1 million for the year ended December 31, 2025, compared to $4.7 million for the year ended December 31, 2024. This $515 thousand, or 11.07%, decrease was due to a decrease of $343 thousand, or 11.80%, on deposit account service charges and a $297 thousand, or 17.06%, decrease in other non-interest income. The decrease in other non-interest income was primarily due to a decrease of $394 thousand in mortgage servicing revenue caused by the sales in mortgage servicing assets in the second quarter of 2024. These mortgage servicing asset sales in 2024 are also the reason that mortgage servicing rights amortization expenses are down $128 thousand, or 25.45%, for the years ended December 31, 2025, compared to the same period ended December 31, 2024.

•
Total non-interest expenses were $45.6 million for the year ended December 31, 2025, compared to $42.9 million for the year ended December 31, 2024. This represents a $2.7 million, or 6.40%, increase in total non-interest expenses, primarily due to a $1.6 million, or 6.53%, increase in salaries and employee benefits due to severance related reorganization of the Bank, added staff for the Lafayette branch opened by the Bank in August, and normal pay increases, a $584 thousand, or 8.83%, increase in occupancy and equipment related to the new Lafayette branch and new ATM servicing contracts, a $491 thousand, or 11.12%, increase in data processing due to data enhancements and additional products, and a $909 thousand, or 17.38%, increase in other general and administrative expenses due to costs related to professional fees and insurance related to ESOP, SEC compliance related to the Company's first annual meeting, partially offset by a $809 thousand, or 49.51%, decrease in advertising and marketing. The Company does expect approximately $1.1 million in annual salaries and employee benefits savings for 2026 related to reductions in force of employees whose costs were included in continuing operations but had shared duties related to the discontinued mortgage operations.

•
Net income was $528 thousand for the three months ended December 31, 2025 as compared to net income of $1.5 million for the same period ended December 31, 2024. The primary reason for the decrease in net income was a $1.6 million, or 16.11%, increase in non-interest expenses.

•
Net interest income was $11.8 million for the three months ended December 31, 2025, compared to $11.9 million for the three months ended December 31, 2024. This represents a decrease of $155 thousand, or 1.30%. The largest fluctuations come from an increase in interest on investments of $768 thousand, or 35.34%, a decrease in interest on deposits in other banks of $1.1 million, or 63.27%, and a shift of interest expenses to deposits from borrowed funds. More information is available in the average balance sheet and yield tables presented below. Net interest margin was 4.36% for the three months ended December 31, 2025, compared to 4.50% for the same period ended December 31, 2024.

•
Total non-interest income was $1.0 million for the three months ended December 31, 2025, compared to $627 thousand for the same period in 2024. This represents an increase of $375 thousand, or 59.81%, in non-interest income which was due to a $400 thousand loss from the disposal of assets in 2024 compared to a gain of $24 thousand in 2025. The $400 thousand loss in December 2024 is related to the sale of foreclosed warehouse facility.

•
Total non-interest expenses were $11.8 million for the three months ended December 31, 2025, compared to $10.1 million for the three months ended December 31, 2024. This represents a $1.6 million, or 16.11%, increase in expenses. This increase was due to a $649 thousand, or 11.00%, increase in salaries and employee benefits caused by approximately $130 thousand in severance for reorganization within sales at the Bank and the addition of staff for the new Bank branch in Lafayette that opened in August 2025, a $245 thousand, or 14.90%, increase in occupancy and equipment due to the new Lafayette branch and new ATM servicing contracts, a $339 thousand, or 41.09%, increase in data processing due to data enhancement and additional products, and a $520 thousand, or 42.31%, increase in other general and administrative expenses due to professional fees and insurance related to ESOP, SEC compliance and costs related to the Company's first annual meeting.

Financial Condition

•
Total assets were $1.26 billion at December 31, 2025, compared to $1.22 billion at December 31, 2024. The largest fluctuation between these periods came from an increase in securities available for sale of $82.2 million, or 33.68%. This increase was due to favorable investment yields in the second half of 2025 along with softening loan demand.

•
Loans held for investment were $744.0 million at December 31, 2025, compared to $756.9 million at December 31, 2024. This represents a $12.9 million, or 1.71%, decrease, and was due to slower loan demand in the second half of 2025.

•
From December 31, 2024 to December 31, 2025, commercial real estate loans increased $7.7 million, or 3.19%, home equity loans increased $5.9 million, or 5.49%, and fixed and variable residential mortgage loans decreased by $23.9 million, or 9.39%.

•
Total equity was $314.5 million at December 31, 2025 compared to $326.3 million at December 31, 2024. This $11.8 million, or 3.62%, decrease was due to $22.2 million in common stock repurchases partially offset by $1.3 million in net income and an increase in accumulated other comprehensive income of $8.3 million. As announced on January 14, 2026, the Company completed its initial stock repurchase program, with 1,983,750 shares repurchased at an average price of $12.725 per share, inclusive of trading costs and commissions.

Asset Quality

•
Non-performing loans were $16.9 million at December 31, 2025 compared to $13.0 million at December 31, 2024. At December 31, 2025, approximately $1.5 million non-performing loans related to commercial and commercial real estate loans which represents 0.45% of the outstanding balance of loans in this category. The majority of non-performing loans, $12.2 million, relate to residential mortgage loans which represents 4.56% of the outstanding balance of loans in this category. These non-performing residential mortgage loans have a weighted average loan-to-value below 80% based on latest available appraisals. Residential real estate loans remain under elevated credit pressures in our gulf coast lending markets due to rising insurance costs. Monthly insurance costs for many residents in the greater New Orleans area may exceed that of their monthly mortgage principal and interest payments.

•
Non-performing loans as a percentage of total loans was 2.26% at December 31, 2025 compared to 1.72% at December 31, 2024.

•
Total non-performing assets, which included non-performing loans and other real estate owned, as a percentage of total capital was 5.96% at December 31, 2025 compared to 4.16% at December 31, 2024.

•
Net charge-offs were $1.6 million for the year ended December 31, 2025 compared to $1.5 million for the year ended December 31, 2024.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, failure to maintain current technologies, failure to retain or attract employees; and other economic, legislative, accounting and regulatory changes that could adversely affect the Company or the Bank. Our actual future results may be materially different from the results indicated by any forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement contained herein.

Average Balance Sheets

	For the twelve months ended December 31,
	2025			2024
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$80,384	$3,268	4.07%	$73,451	$3,444	4.69%
Securities	273,977	10,377	3.79%	246,990	9,085	3.68%
Loans held for investment	763,594	54,707	7.16%	714,884	51,445	7.20%
Loans held for sale	27,345	1,764	6.45%	30,258	1,915	6.33%
Total earning assets (4)	1,145,300	70,116	6.12%	1,065,583	65,889	6.18%
Non-interest-earning assets:
Cash and cash equivalents	7,418			6,716
Fixed Assets	57,050			52,583
Allowance for credit losses	(6,222)			(6,065)
Other	45,197			53,892
Total non-interest-earning assets	103,443			107,126
Total Assets	$1,248,743			$1,172,709
Interest-bearing liabilities:
Interest-bearing demand deposits	$108,656	$222	0.20%	$113,819	$220	0.19%
Interest-bearing savings and money market deposits	233,050	2,750	1.18%	227,373	1,842	0.81%
Certificates of deposit	352,591	12,171	3.45%	280,756	9,134	3.25%
Total interest-bearing deposits	694,297	15,143	2.18%	621,948	11,196	1.80%
Interest-bearing borrowings	66,204	2,661	4.02%	179,663	8,237	4.58%
Total interest-bearing liabilities	760,501	17,804	2.34%	801,611	19,433	2.42%
Non-interest:
Demand deposits	144,443			164,276
Other liabilities	13,298			16,577
Total non-interest liabilities	157,741			180,853
Total Equity	330,501			190,245
Total liabilities and equity	$1,248,743			$1,172,709
Net interest income		$52,312			$46,456
Net interest-earning assets (1)	$384,799			$263,972
Net interest rate spread (2)			3.78%			3.76%
Net yield on interest-earning assets (3)			4.57%			4.36%
Average of interest-earning assets to interest-bearing liabilities	150.60%			132.93%
Average equity to assets	26.47%			16.22%

(1)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	$4.3 million and $5.0 of interest on earning assets represents origination fees, discount fees and interest income from discontinued operations for 2025 and 2024, respectively.

	For the three months ended December 31,
	2025			2024
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$69,092	$649	3.72%	$147,465	$1,768	4.76%
Securities	304,300	2,941	3.83%	243,651	2,173	3.54%
Loans held for investment	753,052	13,309	7.01%	739,416	13,382	7.18%
Loans held for sale	31,770	506	6.33%	34,688	526	6.02%
Total earning assets (4)	1,158,214	17,405	5.96%	1,165,220	17,849	6.08%
Non-interest-earning assets:
Cash and cash equivalents	8,110			6,268
Fixed Assets	57,748			53,957
Allowance for credit losses	(6,281)			(5,905)
Other	43,830			50,413
Total non-interest-earning assets	103,407			104,733
Total Assets	$1,261,621			$1,269,953
Interest-bearing liabilities:
Interest-bearing demand deposits	$110,584	$59	0.21%	$108,251	$52	0.19%
Interest-bearing savings and money market deposits	230,422	788	1.36%	223,598	534	0.95%
Certificates of deposit	366,225	3,190	3.46%	279,753	2,300	3.26%
Total interest-bearing deposits	707,231	4,037	2.27%	611,602	2,886	1.87%
Interest-bearing borrowings	66,695	633	3.76%	151,756	1,747	4.57%
Total interest-bearing liabilities	773,926	4,670	2.39%	763,358	4,633	2.41%
Non-interest:
Demand deposits	145,898			188,550
Other liabilities	14,056			22,563
Total non-interest liabilities	159,954			211,113
Total Equity	327,741			295,482
Total liabilities and equity	$1,261,621			$1,269,953
Net interest income		$12,735			$13,216
Net interest-earning assets (1)	$384,288			$401,862
Net interest rate spread (2)			3.57%			3.67%
Net yield on interest-earning assets (3)			4.36%			4.50%
Average of interest-earning assets to interest-bearing liabilities	149.65%			152.64%
Average equity to assets	25.98%			23.27%

(1)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	$969 thousand and $1.3 million of interest on earning assets represents origination fees, discount fees and interest income from discontinued operations for 2025 and 2024, respectively.

FB Bancorp, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31, 2025	December 31, 2024
ASSETS	(Dollars in thousands)
Cash and due from banks	$9,872	$6,841
Interest-bearing deposits at other financial institutions	50,397	92,004
Total cash and cash equivalents	60,269	98,845

Securities available for sale, at fair value (amortized cost of $336,347 and $264,639, respectively)	326,346	244,119
Loans held for investment	743,956	756,897
Less: allowance for credit losses	(6,289)	(6,244)
Loans held for investment, net	737,667	750,653
Federal Home Loan Bank stock, at cost	3,650	4,354
Bank owned life insurance	15,341	14,986
Accrued interest receivable	5,688	5,729
Premises and equipment, net	57,105	53,162
Other real estate owned	1,349	610
Mortgage servicing rights	904	1,078
Prepaid expenses	1,908	2,029
Other assets	15,299	16,575
Assets from discontinued operations, at fair value	29,880	28,793

Total assets	$1,255,406	$1,220,933

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$133,506	$132,258
Interest bearing	707,897	668,484
Total deposits	841,403	800,742

Advances by borrowers for taxes and insurance	6,298	6,152
Other borrowings	78,257	73,500
Accrued interest payable	392	380
Other liabilities	11,063	9,010
Liabilities from discontinued operations, at fair value	3,543	4,894
Total liabilities	940,956	894,678

Stockholders' Equity:
Preferred stock, $0.01 par value - 5,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value - 120,000,000 shares authorized; 18,089,741 and 19,837,500 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	181	198
Additional paid-in capital	171,503	193,571
Unearned ESOP shares - 1,460,040 and 1,523,520 shares as of December 31, 2025 and December 31, 2024, respectively	(16,498)	(17,215)
Retained earnings	167,165	165,912
Accumulated other comprehensive income (loss)	(7,901)	(16,211)
Total stockholders' equity	314,450	326,255

Total liabilities and stockholders' equity	$1,255,406	$1,220,933

FB Bancorp, Inc.

Consolidated Statements of Income

(unaudited)

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024
Interest and dividend income		(Dollars in thousands)
Interest and fees on loans	$12,846	$12,614	$52,161	$48,349
Interest and dividends on investment securities	2,941	2,173	10,377	9,085
Interest on deposits in other banks	649	1,767	3,268	3,443
Total interest and dividend income	16,436	16,554	65,806	60,877

Interest expense
Deposits	4,037	2,885	15,143	11,196
Borrowed funds	633	1,748	2,661	8,237
Total interest expense	4,670	4,633	17,804	19,433

Net interest income	11,766	11,921	48,002	41,444
Provision for credit losses	469	710	1,720	1,530
Net interest income after provision for credit losses	11,297	11,211	46,282	39,914

Non-interest income
Service charges and fee income from deposit accounts	630	687	2,565	2,908
Gain (loss) on sales, disposal, or impairment of assets	24	(400)	(87)	(283)
Gain on sales of available for sale securities	—	—	214	285
Other non-interest income	348	340	1,444	1,741
Total non-interest income	1,002	627	4,136	4,651

Non-interest expenses
Salaries and employee benefits	6,545	5,896	25,404	23,846
Occupancy and equipment	1,889	1,644	7,197	6,613
Directors’ fees	218	152	755	618
Data processing	1,164	825	4,908	4,417
Advertising and marketing	113	279	825	1,634
Mortgage servicing rights amortization	85	106	375	503
Other general and administrative	1,749	1,229	6,139	5,230
Total non-interest expenses	11,763	10,131	45,603	42,861

Income from continuing operations before income taxes	536	1,707	4,815	1,704
Income tax expense from continuing operations	8	232	870	195

Net income from continuing operations	528	1,475	3,945	1,509
Loss from discontinued operations before income taxes	(2,318)	(6,971)	(3,285)	(8,055)
Income tax benefit from discontinued operations	(379)	(135)	(593)	(332)
Net loss from discontinued operations	(1,939)	(6,836)	(2,692)	(7,723)
Net Income (loss)	$(1,411)	$(5,361)	$1,253	$(6,214)
Basic and diluted earnings (loss) per common share:
Continuing operations	$0.03	$0.10	$0.22	$0.42
Discontinued operations	(0.11)	(0.48)	(0.15)	(2.16)
Total earnings (loss) per share - basic and diluted	$(0.08)	$(0.38)	$0.07	$(1.74)
Weighted average shares outstanding	17,807,009	14,170,143	18,198,152	3,561,894